Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Christine Parker
Communications Specialist
(248) 631-5438
christineparker@trimascorp.com

TRIMAS CORPORATION ACQUIRES REMAINING INTEREST IN
ARMINAK & ASSOCIATES IN PACKAGING SEGMENT

BLOOMFIELD HILLS, Michigan, March 17, 2014 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – today announced it has acquired the remaining 30 percent interest of Arminak & Associates, LLC for cash, plus an earn-out based on the future success of the business. The transaction closed on March 11, 2014. Helga Arminak will remain as president of Arminak and the company will continue to operate as part of the Company’s Packaging segment. TriMas had previously acquired a 70 percent share of the business in February 2012.

“Due to the success achieved during the first two years, we are pleased to acquire the remaining interest of Arminak,” said Dave Wathen, president and chief executive officer of TriMas Corporation. “The synergies from the initial acquisition have proven great and have enabled us to further complement our packaging growth strategies for the future.”

Arminak & Associates is a leader in the design, manufacture and supply of foamers, lotion pumps, fine mist sprayers and other packaging solutions for the cosmetic, personal care, beauty aids and household product markets, and is headquartered in Southern California.

“This successful partnership has enabled us to serve the needs of both companies’ customers by providing a superior product portfolio, enhanced design and innovation capabilities, and improved global manufacturing flexibility,” said Lynn Brooks, president of Rieke Packaging Systems. “Helga and her team are committed to continuing to provide cutting-edge technology with speed, agility and flexibility to meet every customer’s needs.”

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 6,000 employees at more than 60 facilities in 17 countries. For more information, visit www.trimascorp.com.

Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may

Exhibit 99.1

cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

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